Exhibit 5.4
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1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
tel 215.665.8500
fax 215.864.8999
www.ballardspahr.com
April 20, 2011
UCI Pennsylvania, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Re:     Registration Statement on Form F-4
Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as Pennsylvania counsel to UCI Pennsylvania, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s guarantee under the Indenture (as defined below), of $400,000,000 in aggregate principal amount of the 8.625% Senior Notes due 2019 (the “Exchange Notes”) of UCI International, Inc., a Delaware corporation and the successor by merger to Uncle Acquisition 2010 Corp (the “Issuer”), in connection with the exchange offer to be made pursuant to a Registration Statement on Form F-4 (such registration statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Company (the “Guarantee”), along with certain other guarantors. The Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture with respect to 8.625% Senior Notes due 2019 (the “Notes”), dated as of January 26, 2011, as supplemented (as may be further amended or supplemented from time to time, the (“Indenture”), among Uncle Acquisition 2010 Corp, the guarantors named therein and Wilmington Trust FSB, as trustee (the “Trustee”). The Notes were issued pursuant to the Purchase Agreement, dated January 11, 2011, among Uncle Acquisition 2010 Corp, UCI Holdings Limited, UCI Acquisition Holdings (No. 1) Corp, UCI Acquisition Holdings (No. 2) Corp and Credit Suisse Securities (USA) LLC (as amended, the “Purchase Agreement”).
Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.
In our capacity as Pennsylvania counsel, we have examined copies of executed originals or of counterparts of the following documents, each dated the date hereof, unless otherwise noted:
     (a) the Registration Statement;
     (b) the Purchase Agreement;

UCI Pennsylvania, Inc.
April 20, 2011

     (c) the Joinder Agreement;
     (d) the Indenture;
     (e) the Supplemental Indenture;
     (f) the Registration Rights Agreement;
     (g) Registration Rights Agreement Joinder;
     (h) Amendment No. 1 to Purchase Agreement;
     (i) the Company’s Articles of Incorporation and Bylaws each certified as of the date hereof to us by the secretary of the Company (collectively, the “Company Charter Documents”);
     (j) a copy of the subsistence certificate relating to the Company issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania dated April 12, 2011 (the “Subsistence Certificate”); and
     (k) a written consent of the board of directors of the Company.
The opinion given in paragraph 1 below is based solely upon the Subsistence Certificate.
We have reviewed such other documents and made such examinations of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinion also without independent verification, on representations made in the Indenture and certificates and other inquiries of officers of the Company.
We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Company, have the power (including, without limitation, corporate or limited liability company power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Company, of the Indenture and such other agreements, instruments and documents and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, other than the Company, enforceable against each such other party in accordance with their respective terms.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:
1. The Company is a corporation that is validly subsisting under the laws of the Commonwealth of Pennsylvania.

UCI Pennsylvania, Inc.
April 20, 2011

2. The Company has the corporate power to enter into and perform its obligations under the Supplemental Indenture, including the guarantee contained therein.
3. The Supplemental Indenture (including the Guarantee contained therein) has been duly authorized, executed and delivered by the Company.
We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania.
We understand that you will rely as to matters of Pennsylvania law upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Pennsylvania law upon this opinion in connection with an opinion to be rendered by it relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Pennsylvania law upon this opinion.
This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date of effectiveness of the Registration Statement.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).
Very truly yours,
/s/ Ballard Spahr LLP